Exhibit 12.2

NORTHWEST AIRLINES CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK REQUIREMENTS

(Dollars in millions)

		Successor	Predecessor
		Period from	Period from	Three months
		June 1 to	April 1 to	Ended
		June 30,	May 31,	June 30,
		2007	2007	2006
Earnings:

Income (loss) before income taxes		$175	$2,042	$(285)
Less:	Income from less than 50% owned investees	—	—	(4)
Add:
Rent expense representative of interest(1)		19	38	43
Interest expense net of capitalized interest (2)		39	84	136
Amortization of debt discount and expense		1	3	2
Amortization of interest capitalized		—	2	2

Adjusted earnings (loss)		$234	$2,169	$(98)

Fixed charges and preferred stock requirements:

Rent expense representative of interest (1)		$19	$38	$43
Interest expense net of capitalized interest (2)		39	84	136
Preferred stock requirements		—	—	—
Amortization of debt discount and expense		1	3	2
Capitalized interest		1	3	2

Fixed charges and preferred stock requirements		$60	$128	$183

Ratio of earnings to fixed charges and preferred stock requirements		3.90	16.95	— (3)

(1)         Calculated as one-third of rentals, which is considered representative of the interest factor.

(2)         Subsequent to its Chapter 11 filing and prior to its emergence, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.

(3)         Earnings were inadequate to cover fixed charges and preferred stock requirements by $281 million for the three months ended June 30,  2006.

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NORTHWEST AIRLINES CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK REQUIREMENTS

(Dollars in millions)

		Successor	Predecessor
		Period from	Period from	Six months
		June 1 to	January 1 to	Ended
		June 30,	May 31,	June 30,
		2007	2007	2006
Earnings:

Income (loss) before income taxes		$175	$1,749	$(1,389)
Less:	Income from less than 50% owned investees	—	—	(3)
Add:
Rent expense representative of interest (1)		19	97	92
Interest expense net of capitalized interest (2)		39	212	272
Amortization of debt discount and expense		1	7	4
Amortization of interest capitalized		—	3	4

Adjusted earnings (loss)		$234	$2,068	$(1,014)

Fixed charges and preferred stock requirements:

Rent expense representative of interest (1)		$19	$97	$92
Interest expense net of capitalized interest (2)		39	212	272
Preferred stock requirements		—	—	—
Amortization of debt discount and expense		1	7	4
Capitalized interest		1	6	4

Fixed charges and preferred stock requirements		$60	$322	$372

Ratio of earnings to fixed charges and preferred stock requirements		3.90	6.42	— (3)

(1)         Calculated as one-third of rentals, which is considered representative of the interest factor.

(2)         Subsequent to its Chapter 11 filing and prior to its emergence, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.

(3)         Earnings were inadequate to cover fixed charges and preferred stock requirements by $1.4 billion  for the six months ended June 30, 2006.

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